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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2006

CATHAY GENERAL BANCORP
(Exact name of registrant as specified in its charter)

Delaware	0-18630	95-4274680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 North Broadway, Los Angeles, California 90012
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:     (213) 625-4700

Not Applicable

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

        On February 21, 2006, Cathay General Bancorp ("Cathay"), the holding company for Cathay Bank (the "Bank"), entered into an Agreement and Plan of Merger (the "Agreement") with Great Eastern Bank ("GEB") dated as of February 16, 2006, to acquire all the outstanding shares of GEB for $58.44 per share. As of December 31, 2005, GEB had 1,728,333 shares of its common stock outstanding.

        Pursuant to the Agreement, Cathay will commence a tender offer (the "Offer") for all of the shares of GEB for $58.44 per share, payable in cash or, at the election of the tendering shareholder, Cathay common stock. Only accredited investors will be eligible to receive shares of Cathay common stock. The Offer is conditioned on holders of at least two-thirds of the GEB shares tendering their shares into the Offer, on at least 45% of the GEB shares being tendering into the Offer by accredited investors who elect to receive Cathay common stock and on other customary conditions. If the conditions to the Offer are met, Cathay expects to close the Offer within forty-five days.

        If the Offer is successfully consummated, GEB would become a subsidiary of Cathay immediately and would be merged with and into Cathay Bank (the "Merger") when all regulatory approvals for the merger into Cathay Bank are received and following the expiration of any applicable waiting periods. Any GEB shareholders who did not tender their shares into the Offer would receive $58.44 per share in cash in the Merger. If the Offer conditions are not met, GEB will call a shareholder meeting and submit the Merger to a vote of the GEB shareholders which will be on the same terms as the Offer, except that all holders of GEB shares may elect to receive Cathay stock. As of the date hereof, holders of more than one-third of the GEB shares have agreed to support the transaction and tender their shares into the Offer and/or vote in favor of the Merger and not to transfer their shares for twelve months.

        Accredited investors who hold up to 60% of the GEB shares may receive Cathay shares in the Offer, subject to pro-ration such that holders of at least 45% of the GEB shares will receive Cathay shares. Additionally, if the Cathay shares are valued at less than $31.86 at closing, the transaction will also be subject to pro-ration such that holders of no more than 45% of the GEB shares will receive Cathay shares. The Cathay shares will be valued at the average of the daily closing prices during the 10 consecutive trading days preceding the 5th business day prior to the closing.

        If the Offer is consummated, the Merger would only be subject to conditions relating to regulatory approvals, absence of injunctions and governmental orders, and receipt of tax opinions. If the Offer is not consummated, the Merger would be subject to substantially the same conditions as the Offer and must also be approved by holders of two-thirds of the outstanding GEB shares.

        The Agreement can be terminated at any time prior to completion of the Merger by mutual consent and under certain circumstances. If GEB terminates the Agreement to accept a superior proposal or Cathay terminates the Agreement because GEB commits a willful material breach (and Cathay itself is not in material breach), GEB must pay Cathay a $5,000,000 termination fee. If the Agreement is not approved by the holders of at least two-thirds of the outstanding shares of stock of GEB, and GEB consummates or agrees to consummate an alternative acquisition transaction within 18 months of the termination of the Agreement, GEB will pay to Cathay a termination fee equal to $4,500,000.

        If Cathay is unable to consummate the transaction by the specified termination date because of failure to obtain regulatory approval, Cathay must buy $5 million worth of GEB stock for $58.44 per share.

        The Agreement also contains various other customary covenants and agreements of the parties, including with respect to: regulatory approvals, access to information, preparing of Offer and Merger materials and prohibitions on GEB soliciting alternative transactions.

        On February 21, 2006, Cathay and GEB jointly issued the press release furnished herewith as Exhibit 99.1 announcing their entry into the Agreement.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

        99.1    Press Release of Cathay General Bancorp dated February 21, 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 22, 2006

                                                                                            CATHAY GENERAL BANCORP

                                                                                            By:  /s/ Heng W. Chen

                                                                                                   Heng W. Chen

                                                                                                   Executive Vice President and Chief

                                                                                                   Financial Officer

EXHIBIT INDEX

Number        Exhibit

99.1             Press Release of Cathay General Bancorp dated February 21, 2006.